Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Announces Second Quarter 2021 Financial Results

Revenue increases quarter over quarter; Expenses remain flat; Company raises additional cash

Seattle, WA – August 12, 2021 – Bsquare Corporation (NASDAQ: BSQR) today announced financial results for the second quarter of 2021. Revenue was $10.7 million, an increase of 7.0% compared to the first quarter of 2021. Loss from operations was $1.3 million compared to an operating loss of $0.9 million in the first quarter of 2021. Cash decreased $1.1 million from March 31, 2021. EBITDAS, a non-GAAP measure, decreased $0.4 million compared to the first quarter of 2021.

“The increase in revenue quarter-over-quarter came as COVID-19 related supply chain issues eased for some of our large customers. The combination of increased revenue, continued expense management and forgiveness of our PPP loan, drove the improvement in our bottom line,” said Ralph C. Derrickson, CEO and President of Bsquare.

During the second quarter, the Company raised $0.3 million in cash through the sale of its common stock. In July, the Company raised an additional $31.8 million. To date, the Company has sold a total of 6.9 million shares of its common stock for net cash proceeds of $32.1 million. As described in previous SEC filings, the Company intends to use the proceeds to fund operations and strategic growth opportunities.

Second Quarter 2021 Results Compared to First Quarter 2021

•

Revenue for Q2 2021 was $10.7 million, an increase of $0.7 million, or 7.0%, from Q1 2021. Partner Solutions drove the improvement with a revenue increase of $1.2 million or 13%. This was partially offset by a revenue decrease of $0.5 million or 40% in the Edge to Cloud segment.

•

Partner Solutions gross margin rate was 13.9%, a decrease from Q1 2021 due to minor fluctuations in product mix. Edge to Cloud gross margin rate decreased from Q1 2021 which had benefited from one-time revenue with relatively high margins.

•	Net income for the current quarter was $0.3 million, or $0.02 per diluted share, compared to a net loss of $0.9 million, or $0.07 per diluted share, in Q1 2021.

•	Second quarter net income includes a non-operating gain of $1.6 million related to the forgiveness of the Company’s Paycheck Protection Program loan.

•	EBITDAS was a loss of approximately $1.0 million, a $0.4 million decline compared to EBITDAS of $(0.6) million in Q1 2021

•

Cash, cash equivalents and restricted cash totaled $9.2 million on June 30, 2021. The use of cash during the quarter was driven primarily by investment in R&D, operations and variation in working capital.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

Details as follows (unaudited, in thousands except percentages and per share amounts):

	Three Months Ended
	June 30, 2021	March 31, 2021	Quarter-over-Quarter Change	June 30, 2020	Year-over-Year Change
Revenue:
Partner Solutions	$9,960	$8,795	$1,165	$8,110	$1,850
Edge to Cloud	711	1,177	(466)	814	(103)
Total revenue	10,671	9,972	699	8,924	1,747
Total gross profit	$1,192	$1,593	$(401)	$1,046	$146
Gross margins (1):
Partner Solutions	14%	15%	(1)%	14%	0%
Edge to Cloud	(27)%	22%	(49)%	(15)%	(12)%
Total gross margin	11%	16%	(5)%	12%	(1)%
Total operating expenses	2,513	2,444	69	2,121	392
Net income (loss)	293	(860)	1,153	(1,073)	1,366
Per basic share	0.02	(0.07)	0.09	(0.08)	0.10
Per diluted share	0.02	(0.07)	0.09	(0.08)	0.10
EBITDAS (2)	(988)	(560)	(428)	(806)	(182)
Cash, cash equivalents and restricted cash	$9,229	$10,365	$(1,136)	$12,582	$(3,353)

Notes:

(1)	Quarter-over-quarter change and year-over-year change represent percentage point change.
(2)	EBITDAS is a non-GAAP financial measure (reconciliation to most comparable GAAP financial measure provided after financial statement tables).

Second Quarter 2021 Results Compared to Second Quarter 2020

•	Partner Solutions revenue increased for the comparative period. The second quarter of 2020 was negatively impacted by the onset of the COVID-19 pandemic while the second quarter of 2021 saw improvement in ordering by some of our large customers.
•	Edge to Cloud revenue decreased compared to the second quarter of 2020, driven by lower professional services revenue from certain of the company's smaller customers.
•	Total operating expenses increased compared to the second quarter of 2020, due to one-time professional fees and a quarter-over-quarter decrease in vendor rebates.
•

Net income for Q2 2021 was $0.3 million, or $0.02 per diluted share, compared to a net loss of $1.1 million, or $(0.08) per diluted share, in Q2 2020.  Second quarter 2021 net income includes a non-operating gain of $1.6 million related to the forgiveness of the Company’s Paycheck Protection Program loan.

Conference Call

Management will host a conference call today, August 12, 2021 at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call dial 1-800-430-8332 or 1-856-344-9206 for international callers, and reference "Bsquare Corporation Second Quarter 2021 Earnings Conference Call."

A replay will be available for two weeks following the call by dialing 1-844-512-2921, or 1-412-317-6671 for international callers; reference pin number 6229037. A live and replay webcast of the call will be available at www.bsquare.com in the investor relations section.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

About Bsquare Corporation

Bsquare builds technology that is powering the next generation of intelligent devices and the systems in which they operate. We believe the promise of IoT will be realized through the development of intelligent devices and intelligent systems that are cloud-enabled, contribute data, facilitate distributed control and decision making, and operate securely at scale. Bsquare's suite of services and software components allow our customers to create new revenue streams and operating models while providing new opportunities for lowering costs and improving operations. We serve a global customer base from offices in Seattle, Washington, and the United Kingdom. For more information, visit www.bsquare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the safe-harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "expect," "continue," "believe," "plan," "strategy," "future," "may," "should," "will," and similar references to future periods. Examples of forward-looking statements include, among others, express or implied statements we make regarding the stability of our business, expected improvements to our IoT and software offerings, expected operating results in future periods, such as anticipated revenue, gross margins, profitability, cash and investments, and regarding strategies for customer retention, growth, new product and service developments, and market position. Forward-looking statements are neither historical facts nor assurances about future performance. Instead, they are based on current beliefs, expectations and assumptions about the future of our business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: our ability to execute our development initiatives and sales and marketing strategies; the extent to which we are successful in gaining new long-term customers and retaining existing ones; whether we are able to maintain our favorable relationship with Microsoft as a systems integrator and distributor; our success in leveraging strategic partnering initiatives with companies such as Microsoft, AWS and Intel; the ongoing impact of COVID-19 on our business and on our customers and vendors; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

BSQUARE Contact:	Investor Contact:
Christopher Wheaton	Steven Gottlieb
Bsquare Corporation, Chief Financial and Operating Officer	Bsquare Corporation, VP Corporate Affairs
+1 425.519.5900	+ 1 425.519.5900
investorrelations@bsquare.com	Steveng@bsquare.com

Bsquare and the Bsquare Logo are trademarks of Bsquare Corporation in the U.S. and other countries. Other names and brands herein may be trademarks of others.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,892	$12,623
Restricted cash	337	337
Accounts receivable, net of allowance for doubtful accounts of $50 and $50 at June 30, 2021 and December 31, 2020, respectively	6,318	6,177
Contract assets	46	456
Prepaid expenses and other current assets	743	409
Total current assets	16,336	20,002
Property and equipment, net of accumulated depreciation	654	322
Deferred tax assets	7	7
Intangible assets, net of accumulated amortization	22	71
Right-of-use lease asset, net	1,712	1,853
Other non-current assets	24	27
Total assets	$18,755	$22,282
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Third-party software fees payable	$5,665	$6,458
Accounts payable	263	489
Paycheck Protection Program loan	—	950
Accrued compensation	567	717
Other accrued expenses	211	216
Deferred revenue (1)	1,028	2,088
Operating lease	348	344
Total current liabilities	8,082	11,262
Deferred revenue, long-term	300	28
Operating lease, long-term	1,487	1,630
Paycheck Protection Program loan, long-term	—	634
Shareholders' equity:
Preferred stock, no par: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par: 37,500,000 shares authorized: 13,479,220 and 13,235,038 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	140,494	139,726
Accumulated other comprehensive loss	(1,035)	(992)
Accumulated deficit (1)	(130,573)	(130,006)
Total shareholders' equity	8,886	8,728
Total liabilities and shareholders' equity	$18,755	$22,282

(1)	In connection with the preparation of our financial statements, we identified an immaterial error related to the recognition of $77,000 in revenue in our Edge to Cloud segment in the third quarter of 2019 that had a rollforward effect on consolidated equity and deferred revenue in all quarterly and annual periods through the first quarter of fiscal year 2021. Reported amounts revise Edge to Cloud revenue, deferred revenue and accumulated deficit (and line items including such amounts) in prior period financial statements to correct this error.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Partner Solutions	$9,960	$8,110	$18,755	$24,015
Edge to Cloud (1)	711	814	1,888	1,638
Total revenue	10,671	8,924	20,643	25,653
Cost of revenue:
Partner Solutions	8,578	6,944	16,037	20,100
Edge to Cloud	901	934	1,821	1,922
Total cost of revenue	9,479	7,878	17,858	22,022
Gross profit	1,192	1,046	2,785	3,631
Operating expenses:
Selling, general and administrative	2,148	2,067	4,424	4,964
Research and development	365	54	533	181
Total operating expenses	2,513	2,121	4,957	5,145
Loss from operations	(1,321)	(1,075)	(2,172)	(1,514)
Other income (loss), net	1,614	2	1,605	(33)
Income (loss) before income taxes	293	(1,073)	(567)	(1,547)
Income taxes	—	—	—	—
Net income (loss)	$293	$(1,073)	$(567)	$(1,547)
Basic earnings (loss) per share	$0.02	$(0.08)	$(0.04)	$(0.12)
Diluted earnings (loss) per share	$0.02	$(0.08)	$(0.04)	$(0.12)
Shares used in per share calculations:
Basic	13,332	13,110	13,267	13,051
Diluted	13,881	13,110	13,267	13,051

(1)	Reported amounts give effect to the revision of prior period financial statements to correct the immaterial error described in footnote (1) to our condensed consolidated balance sheet, above.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(In thousands, unaudited)

EBITDAS
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Loss from operations, as reported (1)	$(1,321)	$(1,075)	$(2,172)	$(1,514)
Depreciation and amortization	123	164	246	360
Stock-based compensation	210	105	378	320
EBITDAS (2)	$(988)	$(806)	$(1,548)	$(834)

(1)	Reported amounts give effect to the revision of prior period financial statements to correct the immaterial error described in footnote (1) to our condensed consolidated balance sheet, above.
(2)

EBITDAS is a non-GAAP financial measure that Bsquare defines as income (loss) from operations before depreciation expense on fixed assets and amortization expense (including impairment) on intangible assets and stock-based compensation expense. Through 2020, Bsquare also excluded restructuring costs applicable to 2019, which are no longer applicable in 2021. EBITDAS should not be construed as a substitute for net income (loss) or net cash provided (used) by operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows. EBITDAS has limitations, including that it does not reflect our entire cost structure to operate our business (such as the cost of replacing assets being depreciated or amortized, capital expenditures, and stock-based compensation expenses which we expect to continue being meaningful, and income tax expense (benefit)) and may not be comparable to similarly titled measures used by other companies. However, Bsquare regards EBITDAS as a complement to net income and other GAAP financial performance measures. Bsquare uses EBITDAS to evaluate Bsquare’s financial performance and the effectiveness of its business strategies on a consistent basis across reporting periods, and Bsquare believes the measure is often used by analysts, investors, and other interested parties to evaluate comparable companies.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999